Exhibit 10.1

Fifth Amendment to CytRx Corporation 2008 Stock Incentive Plan

Section 4(a) of the CytRx Corporation 2008 Stock Incentive Plan shall be amended and restated to read in its entirety as follows:

“(a) Share Reserve. Subject to the provisions of Section 11(a) relating to adjustments upon changes in Common Stock, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 20,000,000 shares of Common Stock.”

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